Exhibit 10.1

Maturity Date: January 26, 2024

THE DEBENTURE REPRESENTED BY THIS CERTIFICATE AND THE COMMON STOCK UNDERLYING SUCH DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE DEBENTURE AND/OR COMMON STOCK UNDER THE SECURITIES ACT OF 1933 OR (b) AN OPINION REASONABLY SATISFACTORY TO PETVIVO HOLDINGS, INC., FROM COUNSEL FOR PETVIVO HOLDINGS, INC., OR FROM COUNSEL FOR THE PROPOSED TRANSFEROR REASONABLY SATISFACTORY TO PETVIVO HOLDINGS, INC., TO THE EFFECT THAT THE TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

PETVIVO HOLDINGS, INC.

10% CONVERTIBLE DEBENTURE

July 27, 2023

$___________

PetVivo Holdings, Inc., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of ___________ (the “Holder”) or the Holder’s registered assigns, the sum of ________________ ($____), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on January 26, 2024 (“Maturity Date”), which is six months from the date of issuance of this Convertible Debenture (the “Debenture”), unless this Debenture has been converted prior thereto pursuant to the terms hereof.

The following is a statement of the rights of the Holder and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

1. Interest.

(a) Interest Rate. The unpaid principal balance of this Debenture shall bear simple interest at a rate equal to ten percent (10%) per annum from the date hereof until paid in full or converted pursuant to Section 3 hereof.

(b) Maximum Rate Permitted by Law. In the event that any interest rate provided for in this Section 1 shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Debenture without prepayment premium or penalty.

2. Voluntary Prepayment. The Company may, at its option, prepay, in whole or in part, the outstanding principal and accrued interest under this Debenture immediately prior to the conversion of this Debenture pursuant to the terms hereof. In the event of prepayment, the Company shall tender to the Holder funds in the amount of the principal and accrued interest being paid by check or wire transfer. In the event that less than all of the principal and accrued interest is paid, such payment shall be allocated first to accrued interest and second to principal. Prior to making any prepayment of the Note hereunder, the Company shall provide the Holder with notice of its intention to do so not less than ten (10) days prior to the date on which it intends to make such prepayment, in order to give the Holder an opportunity to elect to make a voluntary conversion of the Note pursuant to Section 3 below. If, after giving notice of an intention to make a prepayment under the Note, Company shall determine not to make such prepayment, or to change the anticipated date of such prepayment to a further date, then it shall notify the Payee thereof in writing at least three (3) days prior to the previously scheduled payment date.

3. Conversion.

(a) Mandatory Conversion.

(i) Qualified Financing. Upon the consummation of a sale or sales of shares of capital stock or securities convertible into shares of capital stock for cash in an equity financing to a third party or parties who are unaffiliated with the Company (“Qualified Investors”), with aggregate gross proceeds to the Company of at least Two Million Dollars ($2,000,000) (a “Qualified Financing”), this Debenture shall be automatically converted into fully paid and nonassessable shares of Common Stock of the Company (the “Common Stock”), at the Conversion Price specified in Section 3(b) below and in the manner specified in Section 3(d) below.

(ii) Maturity. Immediately prior to the Maturity Date of this Debenture as set forth on the first page hereof (“Maturity”), this Debenture shall, at the Company’s election, be automatically converted into fully paid and nonassessable shares of Common Stock of the Company, at the Conversion Price specified in Section 3(b) below and in the manner specified in Section 3(d) below.

(iii) Profitability. If one or more events occur prior to Maturity which renders or will likely render the Company profitable (“Profitability”), which determination shall be made solely by the Board of Directors of the Company, this Debenture shall, at the Company’s election, be automatically converted into fully paid and nonassessable shares of Common Stock of the Company at the Conversion Price specified in Section 3(b) below and in the manner specified in Section 3(d) below.

(iv) Public Offering. Immediately prior to the consummation of any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (a “Public Offering”), this Debenture shall be automatically converted into fully paid and nonassessable shares of Common Stock, at the Conversion Price specified in Section 3(b) below and in the manner specified in Section 3(d) below.

(v) Sale. Immediately prior to the consummation of any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity (other than a reincorporation in another state); any transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company’s voting power is issued for the purpose of combining with or an acquisition by one or more corporations or other entities or persons; or a sale, conveyance or disposition of all or substantially all of the assets of the Company (a “Sale”), this Debenture shall be automatically converted into fully paid and nonassessable shares of Common Stock, at the Conversion Price specified in Section 3(b) below and in the manner specified in Section 3(d) below.

(b) A Qualified Financing, an election by the Company to convert this Debenture upon Maturity, Profitability, a Public Offering, and a Sale shall occasionally be referred to herein collectively as “Conversion Events” and individually as the “Conversion Event.” Upon any Conversion Event, the number of shares of Common Stock into which this Debenture shall be converted shall equal the product of: (x) the sum of the principal amount of the Debenture being converted and the unpaid accrued interest thereon; (y) divided by the applicable “Conversion Price” (as hereinafter defined).

(1) Conversion Price Upon Qualified Financing, Maturity, or Profitability. In the event of a conversion of this Debenture pursuant to either Section 3(a)(i), 3(a)(ii), or 3(a)(iii) the applicable “Conversion Price” shall be the greater of either i) the per share price at which the Company sells shares of the Company Common Stock in the Qualified Financing (e.g. $2.10); or ii) One Dollar and Sixty Cents ($1.60).

(2) Conversion Price Upon Public Offering or Sale. In the event of conversion of this Debenture pursuant to either Section (3)(a)(iv) or 3(a)(v), respectively, the applicable Conversion Price shall be the offering price of the Common Stock in the Public Offering, or the Fair Market Value of the Common Stock at the time of the Sale (the “Fair Market Value” of a share of Common Stock shall mean the per share value of the consideration received by the holders of the Common Stock in the Sale), as applicable.

(c) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Debentures against impairment.

(d) Taxes on Conversion. The issue of share certificates on conversion of this Debenture shall be made without charge to the converting Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder, and the Company shall not be required to issue or deliver any certificate in respect of such shares unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e) Reservation of Conversion Securities. The Company agrees that the Company will at all times have authorized and reserved, and will keep available, solely for issuance or delivery upon the conversion of this Debenture, the shares of Common Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Debenture.

(f) No Rights as Shareholders. Prior to the conversion of this Debenture, the Holder of this Debenture shall not be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, or to exercise any pre-emptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein or in the Subscription Agreement or as otherwise agreed.

(g) No Fractional Shares. The Company shall not be required to issue certificates representing fractional shares of Common Stock, but will make a payment in cash based on the offering price of one share of Common Stock in the Qualified Financing, Public Offering, or upon Maturity, as applicable, and based on the Fair Market Value of one share of Common Stock at the time of the Sale, for any fractional share.

4. Notices. The Company shall give the Holder written notice of a Conversion Event transaction not later than ten (10) days prior to the shareholders’ meeting called to approve such transaction, or, if approved by the written consent of the shareholders, ten (10) days prior to the closing of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4 and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than five (5) days after the Company has given the notice provided for herein of any material changes, provided, however, that such periods may be shortened upon the written consent of the holders of the majority of the principal amount of Debentures then outstanding.

5. Debenture Register. This Debenture is transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered holder of this Debenture as he or it appears on the Company’s books at any time as the Holder for all purposes.

6. Subordination. The indebtedness, including interest, principal, and default interest, if any, evidenced by this Debenture is hereby expressly subordinated, to the extent and in the manner set forth in this Section 6, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness (as hereinafter defined) whether now outstanding or hereafter obtained. Notwithstanding the foregoing, for so long as there is no event of default under the Senior Indebtedness, the Company may pay, and the Holder may receive for its own account, all regular installments of interest hereunder.

(a) Senior Indebtedness. As used in this Note, the term “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of the Company to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor; and (iii) indebtedness of the Company to any third party which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, in which the Board of Directors of the Company specifically deems Senior Indebtedness.

(b) Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Debenture shall be declared due and payable upon the occurrence of an Event of Default as a result of a default under any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Debenture at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder that shall assert any right to receive any payments in respect of the principal of and interest on this Debenture, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Debenture.

(c) Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 6 to receive cash, securities, or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 6 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers, and remedies otherwise provided herein or by applicable law.

(d) Undertaking. By its acceptance of this Debenture, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 6. If the Holder receives any payment on this Debenture which is prohibited by this Section 6, such payment shall be held in trust by the Holder for the benefit of, and shall be paid and delivered upon written request to, the holders of Senior Indebtedness or their agent, for application to the payment on such Senior Indebtedness.

7. Defaults and Remedies.

(a) Events of Default. An “Event of Default” shall occur if:

(i) the Company shall default in the payment of the principal and interest of this Debenture, when and as the same shall become due and payable;

(ii) the Company shall default in the due observance or performance of any material covenant, condition, or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or pursuant to the terms of the Subscription Agreement, and such default shall continue for thirty (30) days after the date of written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Company by the Holder;

(iii) any event or condition shall occur that results in the acceleration of the maturity of any indebtedness of the Company or any subsidiary in a principal amount aggregating $500,000 or more;

(iv) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Company, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, or (c) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for ninety (90) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(v) the Company shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (iv) of this Section 7(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary, or for a substantial part of its property or assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any action for the purpose of effecting any of the foregoing.

(b) Acceleration. If an Event of Default occurs under Section 7(a)(iv) or (v), then, subject to Section 6 above, the outstanding principal of and all accrued interest on this Debenture shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived in Section 9 below. If any other Event of Default occurs and is continuing the Holder, by written notice to the Company, may declare the principal of and accrued interest on this Debenture to be immediately due and payable.

8. Loss, Etc., of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of this Debenture, and of indemnity reasonably satisfactory to the Company if lost, stolen, or destroyed, and upon surrender and cancellation of this Debenture if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Debenture of like date, tenor, and denomination.

9. Waiver. The Company hereby waives presentment, demand, notice of nonpayment, protest, and all other demands and notices in connection with the delivery, acceptance, performance, or enforcement of this Debenture. If an action is brought for collection under this Debenture, the Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys’ fees.

10. Notices. Any notice, approval, request, authorization, direction, or other communication under this Debenture shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed or transmitted by facsimile to the facsimile number set forth on the signature page of this Debenture (or to such other facsimile number as may be communicated to the notifying party in writing) with confirmation of receipt, (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) three (3) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, at the address of the party set forth on the signature page of this Debenture (or at such other address as may be communicated to the notifying party in writing).

11. Transferability. This Debenture evidenced hereby may not be pledged, sold, assigned, or transferred except (i) to any subsidiary wholly owned (directly or through intermediate wholly owned subsidiaries) by the Holder, (ii) to any director, shareholder, or executive officer of the Holder, (iii) to any corporation, partnership or other entity resulting from any merger, consolidation or other reorganization to which Holder is a party or any corporation, partnership or other person or entity to which Holder may transfer all or substantially all of Holder’s assets and business, or (iv) with the express written consent of the Company, which may be withheld in its sole discretion; provided, however, that any such transfer shall only be made in compliance with applicable federal and state securities laws. Any pledge, sale, assignment, or transfer in violation of the foregoing shall be null and void.

12. Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

13. Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Debenture shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

14. Governing Law. This Debenture shall be governed by the laws of the State of Nevada, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement, and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement, and interpretation hereof.

15. Payments. Each payment on this Debenture shall be due and payable in lawful money of the United States of America, at the address of the Holder as shown on the books of the Company, in funds which are or will be available for next business day use by the Holder. In any case where the payment of principal and interest hereon is due on a non-business day, the Company shall be entitled to delay such payment until the next succeeding business day, but interest shall continue to accrue until the payment is, in fact, made.

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IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this 27 day of July 2023.

Address:	PETVIVO HOLDINGS, INC.

5151 Edina Industrial Blvd.,	By:
Suite 575		John Lai
Edina, MN 55439	Its:	Chief Executive Officer

Name and Address of Holder:

Holder:

Address:

Phone: